RemoteMDx and STOP Announce Settlement of GPS Offender Tracking Patent Litigation

Sandy, UT and Houston, TX (Marketwire 2/05/10) – RemoteMDx, Inc. (OTCBB: RMDX) together with its subsidiary SecureAlert, Inc. and Satellite Tracking of People LLC (“STOP”) of Houston, Texas announced today that they have settled lawsuits pending in Texas and California and entered into a settlement agreement, which encompasses the cross-licensing of certain patents and related technology, inclusive of but not limited to the patents that were the subject of the litigation.

Under the settlement agreement, STOP and RemoteMDx have stipulated to the termination of all litigation between them, acknowledged infringement and validity of the patents-in-suit, and agreed to license a portfolio of certain of each other’s patents and related technology.  In consideration of the net value of the licenses and rights granted between the parties, RemoteMDx will pay STOP a settlement fee, as well as royalty payments based on future RemoteMDx one-piece GPS tracking device and related monitoring service revenues, subject to certain revenue thresholds, minimums and conditional adjustments.

The licensing agreement will provide RemoteMDx with access to STOP’s RE39,909 one-piece patent and certain other STOP patents, while RemoteMDx grants rights in its U.S. Patent No. 7,330,122 and certain other RemoteMDx patents to STOP.

John Hastings, President and Chief Operating Officer of RemoteMDx, stated, “We are pleased to add depth to our patent portfolio with this settlement agreement.  It adds significant value to our company, products and services, while permitting us to continue to develop important intellectual property strength throughout critical areas, as we provide our services to corrections and law enforcement agencies throughout the world.”  Mr. Hastings added, “The licensing of STOP and RemoteMDx intellectual properties will better serve the needs of a continuously expanding offender tracking marketplace and the agencies and customers served by both companies, which will allow us to better meet the needs of our respective customer bases.  We can concentrate our resources and energies to focus on our future growth, which is in the best interests of our stakeholders.”

Steve Logan, Chief Executive Officer of STOP, commented, “STOP has made significant investments in our acquisition and development of the patents around our GPS device.  Our patents include the original one-piece tracking technology from the 1990’s, an approach counter-intuitive to the offender GPS technology at that time that has since become the preferred standard for offender tracking.  While STOP’s focus is providing one-piece GPS devices and services directly to governmental agencies, we also pride ourselves in being in the position to supply technology and intellectual property to this growing industry.”  Mr. Logan added, “We are very pleased to have reached an agreement with RemoteMDx and SecureAlert, and believe this positions each company to better serve the offender tracking marketplace through enhanced and ever-evolving technologies.”

About RemoteMDx, Inc.

RemoteMDx (website at www.remotemdx.com) is a leading edge, patented monitoring, case management and advanced communications technology company, widely utilized by approximately 15,000 offenders in over 625 law enforcement agencies, judicial districts and county jurisdictions across 35 states, with applications targeted for offender tracking and homeland security. Through its SecureAlert subsidiary, RemoteMDx observes and tracks offenders no matter where they may be -- in their car, home or office. SecureAlert offers the only single-piece device and GPS tracking technology integrated with 3-way voice, text and data communications, which interacts with real time intervention monitoring services, and is unrivaled in the industry. The SecureAlert programs allow convicted criminals to re-enter society by keeping them accountable 24 hours a day, every day, supporting rehabilitation initiatives and providing for enhanced public safety, while reducing the overall burdens and costs carried by the criminal justice and corrections systems. To learn more about RemoteMDx, visit www.remotemdx.com.

About STOP

Satellite Tracking of People LLC (STOP; website at www.stopllc.com) is a leading provider of Global Positioning System (GPS) tracking systems and services to government agencies. Our system offers these agencies the most recent technological one-piece GPS developments in offender tracking. STOP offers patented systems and one-piece GPS products unmatched in the industry. STOP was founded by a group of corrections and technology professionals who realized that although incarceration is sometimes the only alternative for violent criminals, too often it is used because it is the only safe sanction available. The founders of STOP were convinced that the criminal justice system required a technologically advanced, cost-efficient, electronic monitoring solution. STOP provides this desired alternative using BluTag® and its family of monitoring devices and our VeriTracks® application.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including future growth and earnings opportunities of the company. Examples of forward-looking statements in this release include references to the results of operations during future periods, the success of implementing cost-cutting plans, the goal for break-even operating results, future phases of the company's business plan, and the launch of new products. Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the company's ability to retain and to promptly satisfy current backorders and other economic, competitive, governmental, technological, regulatory, manufacturing and marketing risks associated with the company's business and financial plans. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the company's most recent filings with the Securities and Exchange Commission.

Contact:

Jeffrey Peterson
Investor/Media Relations
866-451-6141
ir@remotemdx.com